Exhibit 99.1

FOR IMMEDIATE RELEASE
June 28, 2017

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203
Michael Sherman (michael.sherman@huntington.com), 614.480.6114

HUNTINGTON BANCSHARES Receives No Objection From The Federal Reserve For Proposed Capital Actions IN 2017 CCAR

Proposed Capital Actions Include a 38% Increase of the Quarterly Dividend and the Repurchase of Up To $308 Million of Common Stock

COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) was notified by the Federal Reserve that it had no objection to Huntington's proposed capital actions included in Huntington's capital plan submitted in the 2017 Comprehensive Capital Analysis and Review (“CCAR”). These planned actions include:

•	A 38% increase in the quarterly dividend per common share to $0.11, starting in the fourth quarter of 2017, subject to approval by the Board of Directors,

•	The repurchase of up to $308 million of common stock over the next four quarters (July 1, 2017 through June 30, 2018), subject to authorization by the Board of Directors, and

•	Maintaining dividends on the outstanding classes of preferred stock and trust preferred securities.

“The Federal Reserve’s non-objection to our proposed capital actions reflects our balance sheet strength, financial performance, and our commitment to an aggregate moderate-to-low risk profile,” said Stephen D. Steinour, chairman, president, and CEO. “We are pleased with the results of the recent Dodd-Frank Act Stress Test and CCAR as they illustrate continued strong risk management at Huntington and the extent to which we have rebuilt capital after the FirstMerit acquisition.

“The continued execution of our strategic plan, including the successful integration of the FirstMerit acquisition, will allow us to accelerate the achievement of our long-term financial goals and positioned us to deploy capital consistent with our well-stated capital priorities: to fund organic growth first, to increase our quarterly dividend for the fourth consecutive year, and then other uses including returning capital via share repurchases,” said Steinour.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $100 billion of assets and a network of 996 branches and 1,855 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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